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                                                                     Exhibit 5.1

                         [LETTERHEAD OF ROPES & GRAY]

                                                     June 16, 1997


Allmerica Financial Corporation
440 Lincoln Street
Worcester, Massachusetts 01653

         Re:      Allmerica Financial Corporation
                  AFC Capital Trust I
                  Registration Statement on Form S-4
                  ----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Allmerica Financial Corporation, a Delaware corporation (the "Company") and AFC Capital Trust I, a statutory business trust organized under the Business Trust Act (the "Delaware Act") of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 Del. C. (S)(S) 3801, et seq.) (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and the Trust with the Securities Exchange Commission on or about June 16, 1997 relating to: (i) the proposed issuance by the Trust of $300,000,000 aggregate Liquidation Amount of the Trust's 8.207% Series B Capital Securities (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $300,000,000 aggregate Liquidation Amount of the Trust's outstanding 8.207% Series A Capital Securities (the "Old Capital Securities");
(ii) the proposed issuance by the Company to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the New Capital Securities, of the Company's 8.207% Series B Junior Subordinated Deferrable Interest Debentures due February 3, 2027 (the "New Junior Subordinated Debentures") registered under the Securities Act in exchange for a comparable aggregate principal amount of the Company's outstanding 8.207% Series A Junior Subordinated Deferrable Interest Debentures due February 3, 2027 (the "Old Junior Subordinated Debentures"); and (iii) the Company's guarantee of the New Capital Securities (the "New Guarantee") registered under the Securities Act in exchange for the Company's guarantee of the Old Capital Securities (the "Old Guarantee").
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Allmerica Financial Corporation       -2-                          June 16,1997


         The New Capital Securities will be issued under and Amended and Restated Declaration of Trust for the Trust, dated February 3, 1997 (the "Amended Declaration"), among the Company, as sponsor, the Chase Manhattan Bank, as property trustee, Chase Manhattan Bank Delaware, as Delaware trustee, and the Administrative Trustees named therein, while the New Junior Subordinated Debentures will be issued under an Indenture, dated as of February 3, 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as indenture trustee.

         We have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary. In addition, as to questions of fact material to our opinions, we have relied upon certificates of officers of the Company, the Administrative Trustees of the Trust and public officials.

         In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

         We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We call your attention to the fact that each of the Indenture, the New Junior Subordinated Debentures and the New Guarantee provides that it is to be governed by the laws of the State of New York. For purposes of the opinion provided herein, we have assumed with your permission that the Indenture, the New Junior Subordinated Debentures and the New Guarantee would be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

         Based upon the foregoing, we are of the opinion that:

         1. The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Old Junior Subordinated Debentures as contemplated in the Registration Rights Agreement, dated as of February 3, 1997, among the Company, the Trust and the Initial Purchasers named therein (the "Registration Rights Agreement"), the New Junior Subordinated Debentures will constitute valid and binding obligations of the Company

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Allmerica Financial Corporation      - 3 -                          June 16,1997

entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         2. The New Guarantee has been duly authorized by all requisite corporate action of the Company and, when executed and delivered to The Chase Manhattan Bank, as guarantee trustee, as contemplated in the Registration Rights Agreement, the New Guarantee will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.

         It is understood that this opinion is to be used only in connection with the Exchange Offer while the Registration Statement is in effect.

                                         Very truly yours,

                                         /s/ Ropes & Gray

                                         Ropes & Gray